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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
Deckers Consumer Direct Corporation	USA (Arizona)
Deckers International Limited	Bermuda
Deckers Macau Limited	Macau
Deckers Europe Limited	United Kingdom
Deckers Asia Pacific Limited	Hong Kong
Deckers UK, LTD	United Kingdom
StellaDeck Fashion Limited	Hong Kong
Beijing StellaDeck Fashion Co., Ltd	China
Deckers Japan GK	Japan
Deckers Outdoor (Guangzhou) Consulting Co., Ltd	China
Deckers Dutch Coöperatie	Netherlands
Deckers Benelux BV	Netherlands
Deckers France SAS	France
Deckers Outdoor Canada ULC	British Columbia
Deckers Cabrillo, LLC	USA (California)
Deckers Retail, LLC	USA (California)

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT